EXHIBIT 3.1


CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION




	Lone Star Industries, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

	FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment to Article FOURTH of the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED that, the Board of Directors declares it advisable and recommends to the stockholders that at the 1995 Annual Meeting of Stockholders Article FOURTH of the Restated Certificate of
Incorporation of the Company be amended to be and to read as follows:

"FOURTH:  The corporation shall have authority to issue Fifty
Million (50,000,000) shares of common stock, par value one dollar
($1.00) per share."

	SECOND: That thereafter, pursuant to resolutions of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the proposed amendment.

	THIRD: That the proposed amendment was duly adopted in accordance with the provisions of Section 242 of the General
Corporation Law of the State of Delaware.

	IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be signed by John S. Johnson, its Vice
President, General Counsel and Secretary this 11th day of May,
1995.



							By:     JOHN S. JOHNSON
								Vice President, General
								 Counsel and Secretary